Exhibit 23.5

[LETTERHEAD OF MORGAN STANLEY]

Consent of Morgan Stanley & Co. Incorporated

We hereby consent to the use in Amendment #2 to the Registration Statement of New Century REIT, Inc. on Form S-4 and in the Proxy Statement/Prospectus of New Century REIT, Inc. and New Century Financial Corporation, which is part of the Registration Statement, of our opinion dated April 21, 2004 appearing as Annex F to such Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinion of Financial Advisor” and “The REIT Conversion—Opinion of Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ JEFFREY D. GOLDBERG
Jeffrey D. Goldberg
Vice President

Los Angeles, California

June 28, 2004